                                                                    Exhibit 10.6



                               LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (as hereinafter defined, this "Agreement), made and entered into as of the Effective Date (as hereinafter defined), by and between LOCKHEED MARTIN CORPORATION, a Maryland corporation acting through its Electronics and Missiles operating unit in Orlando, Florida (as hereinafter defined, "LMC"), and TRITON NETWORK SYSTEMS, INC., a Delaware corporation with an office in Orlando, Florida (as hereinafter defined "Triton").

                                   WITNESSETH:

         WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the respective meanings specified in Section 1 of this Agreement; and

         WHEREAS, Triton has marketing and technical expertise in commercial wireless communications and wishes to engage in the development and production of Commercial Systems, with a particular view toward its eventual offering for sale of a production Microwave External Device (MED); and

         WHEREAS, Triton will need certain licensed technology, certain development efforts, and certain technical assistance if it is to achieve the goals set forth in the preceding recital; and

         WHEREAS, LMC has developed and owns certain Millimeter Wave MMIC Design Technology primarily intended for military-specification-designed products;

         WHEREAS, LMC would like to assist Triton in Triton's efforts to make, have made, use, sell, offer to sell, service, and improve a production MED, all on the terms set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LMC and Triton agree as follows:

1. DEFINITIONS. In addition to the other terms defined elsewhere in this Agreement, each of the following capitalized terms used in this Agreement shall have the respective meaning as follows:

         "Agreement" shall mean this License Agreement and all subsequent amendments hereto executed and delivered by the parties in the manner contemplated hereby.

         "Commercial System" shall mean non-military-specification packaged
MEDs.

         "Effective Date" shall mean the date when this Agreement shall become effective, which shall be the date when the Party who later signs and dates this Agreement does so at the signature pages of this Agreement.

         "Field of Use" shall mean any Commercial System that is used for wireless communications.

         "Improvement" shall mean any modification or update to Millimeter Wave MMIC Design Technology, which modifies or relates to a manufacturing, servicing, performance, or other characteristic of Millimeter Wave MMIC Design Technology.

         "LMC" shall mean Lockheed Martin Corporation, a Maryland corporation acting through its Electronics and Missiles operating unit in Orlando, Florida, together with its successors and assigns.

         "LMC Intellectual Property" shall mean the inventions, discoveries, methods, techniques, data and other information set forth in Exhibit A that are useful or necessary in the design, development, manufacture, servicing or operation of Commercial Systems.

         "LMC Intellectual Property Rights" shall include any legally enforceable right owned by LMC in LMC Intellectual Property, including but not limited to a right in a patent, a patent application, copyright, know-how, mask work, trademark or trade secret.

         "LME&M" shall mean the Lockheed Martin Electronics and Missiles operating unit of LMC that is headquartered in Orlando, Florida.

         "MED" shall mean a millimeter wave external device, and components thereof, consisting of a transmitter, receiver, frequency synthesizer, antenna, digital modem, CPU controller and power supply, and characterized by having an operating frequency range of 18.0 to 41.0 GHz, a transmitter CW output power between 0.5 to 5.0 watts, a receiver noise figure of less than 9 dB, a modulation of m-PSK or other suitable equivalent and a full duplex interface. By way of example, and not limitation, Exhibit B comprises a detailed specification for an MED within the scope of this Agreement.

         "Millimeter Wave MMIC Design Technology" shall mean LMC developed patents, know-how and trade secrets related to the design, development and production of monolithic millimeter wave integrated circuit (MMIC) components, modules, and systems as further defined in Exhibit A hereto.

         "Party" shall mean either LMC or Triton, and "Parties" shall mean both of them.

         "Territory" shall mean the United States of America and all international markets for which export licenses have been obtained by Triton.

         "Triton" shall mean Triton, Network Systems, Inc., a Delaware corporation, together with its successors and assigns.

         "Triton Intellectual Property" shall mean the inventions, discoveries, methods, techniques, data and other information known to Triton and Improvements by Triton that are useful or necessary in the design, development, manufacture, servicing, or operation of wireless communications systems.

         "Triton Intellectual Property Rights" shall mean a legally enforceable right owned by Triton in Triton Intellectual Property, including but not limited to a right in a patent, a patent application, copyright, know-how, mask work, trademark or trade secret.

2.       GRANT OF LICENSE; ROYALTY.

         2.1 LMC hereby grants Triton for the term of this Agreement an exclusive, nontransferable (except as otherwise provided in Section 2.5 hereof) license under LMC Intellectual Property Rights to make, have made, improve, have improved, use, sell, and offer to sell throughout the Territory, Commercial Systems incorporating Millimeter Wave

MMIC Design Technology and related LMC Intellectual Property, provided, however that LMC expressly reserves whatever rights in the Millimeter Wave MMIC Design Technology and related LMC Intellectual Property as may be necessary or useful to enable LMC to continue in existing pursuits and to pursue future business in natural areas of expansion. The reservation expressed herein shall not be deemed or interpreted to limit Triton's right to make, have made, improve, have improved, use, sell and offer to sell Commercial Systems as aforesaid. Moreover, LME&M shall extend to Triton a right of first refusal to supply to LME&M MEDs then being manufactured by or for Triton, or variations on an MED which could be produced by Triton within a competitive timeframe, and supplied by Triton to others. This extension to Triton of a right of first refusal is limited to those instances where LME&M's activities pursuant to the reservation expressed herein would otherwise be inconsistent with the aforesaid exclusive grant of rights to Triton.

         2.2 The scope of the license granted in Section 2-1 above is limited to the design, manufacture, use, sale, offer for sale, and importation of Commercial Systems. No other right or license under the Millimeter Wave MMIC Design Technology and related LMC Intellectual Property is herein granted.

         2.3 From the Effective Date hereof, Triton agrees to pay LMC a royalty on each MED utilizing Millimeter Wave MMIC Design Technology that Triton sells or otherwise disposes of, all in accordance with the following rules:

                  (a) The amount payable as a royalty to LMC shall be determined in accordance with this Section 23 and the royalty schedule set forth in Exhibit C hereto.

                  (b) For the purposes of this Section, an MED utilizing Millimeter Wave

MMIC Design Technology that has not been sold shall be deemed "otherwise disposed of" whenever in return for valuable consideration such system is delivered by Triton to a third party or put into use by Triton either on behalf of a third party or for any purpose other than demonstration and/or routine testing. The sales price deemed to apply to any system "otherwise disposed of" for the purposes of computing the royalty shall be the sales price at which Triton or any of its subsidiaries or affiliates at the time is offering products of similar kind and quality, less any customary discount that Triton is offering on such system.

                  (c) For Purposes of this Section and Exhibit C, the gross sales price for the purposes of computing LMC's royalty shall be only the fair gross sales price of the MED included in the system, it being specifically acknowledged that Triton shall on its own develop or purchase from others certain software for the MED and certain hardware and software for related items that ultimately will constitute a majority of the selling price of each system. LMC shall not be entitled to a royalty on any portions of any system sold by Triton other than in respect of the gross sales price of the portion of the MED which LMC developed.

                  (d) The parties should mutually agree on the value. If the parties are unable to agree on what portion of the selling price of an integrated system is fairly allocable to the hardware of the MED (and therefore constitutes the gross sales price of the MED) and what portion of such selling price is fairly allocable to the balance of the system (including both software for the MED and hardware and software for the related items), they shall submit that question to binding arbitration in Orlando, Florida through the American Arbitration Association.

                  (e) If Triton pays LMC all sums required for five years after the date

Triton first sells or otherwise disposes of an MED, then the license granted in
Section 2.1 above shall be deemed to be fully paid up.

         2.4 Triton agrees to furnish to LMC, within thirty days of the end of each calendar quarter, a written royalty report setting forth the number of MED's sold or otherwise disposed of, or, where the Millimeter Wave MMIC Design Technology is incorporated into a higher assembly, the number of such higher assemblies sold or otherwise disposed of, the sales price of such products, the royalties due thereon, and the manner in which Triton calculated said royalties. With each quarterly royalty report, Triton shall also submit financial statements of Triton that break out in detail LMC designed Millimeter Wave MMIC Design Technology sales and royalty payment checks, with such financial statements to be certified as to accuracy and completeness by Triton's chief financial officer. LMC shall have the right to cause an audit of Triton's books and records to be performed at LMC's expense by an independent auditor reasonably acceptable to Triton. The sole objective of that audit shall be to verify reported LMC designed Millimeter Wave MMIC Design Technology sales. Triton shall cooperate with the audit by affording the auditor access to the names and addresses of Triton customers for systems involving Millimeter Wave MMIC Design Technology.

         2.5 The license granted to Triton in this Section shall be assignable to new commercial ventures that are owned in whole or in part by Triton providing that Triton notifies LMC of such assignment and that the new commercial venture accepts in writing all terms of this Agreement. Nothing in this Agreement shall be construed to preclude the license from going with Triton in connection with any change in control of Triton or any sale of substantially all of the assets or business of Triton to a third party.

3.       DUTIES OF LMC

         3.1 LMC specifically agrees, in accordance with its exclusive license to Triton, the following:

                  (a) LME&M will not while this Agreement is in force directly or indirectly compete with Triton within the scope of the exclusive license granted in Section 2.1 above.

                  (b) LME&M will not make its Millimeter Wave MMIC Design Technology available to any other company or LMC Division that will make, have made, use, sell, and offer to sell Commercial Systems in the Field of Use. LME&M cannot transfer Triton proprietary or contract data to other LMC divisions without prior written approval from Triton.

         3.2 During the term of this Agreement, LMC will not initiate contact with any Triton employee supporting Millimeter Wave MMIC Design Technology development for the purpose of recruiting such employee to join LMC in the Millimeter Wave MMIC Design Technology development area. LMC will, however, have the right to use standard advertising methods and job postings when searching for individuals to support its Millimeter Wave MMC Design Technology development activities. It shall not be a violation of this Section for LMC to hire any Triton employee who approaches LMC, either as a consequence of such standard advertising methods and job postings or otherwise as long as LMC shall not have initiated the contact for the purpose of recruitment.

4.       DUTES OF TRITON.

         4.1 Except with the consent of LMC, in no event may Triton, its affiliates or subsidiaries hire any current or former employee of LME&M who performs or performed significant duties for LME&M relating to the design and development of millimeter wave products, methods and components. As used in this
Section:

                  (a) the term "former employee" shall refer to a person who has been employed by LME&M at any time within the four month period immediately preceding the start of such person's employment with Triton; and

                  (b) the term "significant duties" shall mean that such current or former employee charged half or more of his or her time to activities relating to the design and development of millimeter wave products, methods and components.

         4.2 Triton will submit to Lockheed Martin Electronics and Missiles (Ocala) commercial manufacturing facility requests for quotes on the manufacturing of MED products. Triton will be under no obligation to make awards if Triton in good faith determines that Ocala is non-competitive.

         4.3 For so long as the Agreement is in effect, LMC shall have the right of first negotiation with respect to any product development work that Triton intends to have performed by a third party with respect to millimeter wavelength communications products. Whenever Triton has determined that it will seek a third party to perform such work, Triton will issue a request-for-proposal (RFP) to LMC with the RFP containing that level of detail that Triton intends to present to third parties for such work. This RFP shall be issued to LMC prior to any discussion or negotiations with third parties with respect to performing such work. LMC shall have 30 days within which to submit a proposal to Triton per the RFP. LMC may elect not to make a proposal with respect to such work, in which case it will notify Triton of this decision as soon as such decision is reached.

         4.4 Upon receipt of the LMC proposal by Triton within the 30-day period, LMC and Triton agree to negotiate in good faith, on an exclusive basis, towards a contract for such work. In the event that Triton and LMC cannot reach agreement on the contract within 30 days after the delivery of the LMC proposal to Triton, Triton shall have the right to discuss and negotiate with third parties and enter into such contract with a third party provided that Triton first certifies in writing to LMC that the terms of such contract are materially better than the terms last offered by LMC in respect to such contract.

         4.5 Triton, upon consummation and as a requirement of this Agreement, and in accordance with its covenants, agrees to provide the Central Florida Innovation Corporation with 1% equity in Triton.

         4.6 LMC has the right at its sole discretion to participate in any future sales of equities by Triton after its initial financing, at the agreed valuation not exceeding 10% total ownership. Triton shall provide LMC with prior written notification of any such sales of equities, such written notification to be timely and in no event less than sixty (60) days prior to such sales of equities.

         4.7 At any time during the period beginning 28 months from the Effective Date of this Agreement and ending 34 months from the Effective Date of this Agreement LMC may, at its sole option, convert the right to receive royalties set forth in this Agreement (the "Royalty Right") into a stock option (the "Stock Option"), the terms of which are set forth below. Such conversion shall take place on the date LMC notifies Triton in writing (the "Conversion Date") that it has exercised its right to convert the Royalty Right into the Stock Option. All royalties due to LMC arising out of royalty bearing sales or other dispositions which have occurred prior to the Conversion Date shall be paid to LMC according to the terms for such payment contained in this Agreement. The payment by Triton to LMC of the lump sum payment specified in Exhibit C at any time prior to LMC notifying Triton of LMC's election to convert the Royalty Right into the Stock Option shall be deemed to terminate LMC's right to convert.

Upon conversion, LMC shall have a 5-year option to acquire, at no cost capital stock in Triton having a fair market value Of $4,000,000 as of the Conversion Date. If Preferred Stock has been issued by Triton, LMC will receive Preferred Shares, convertible one-for-one into Common Shares, with rights equivalent to the rights associated with existing Preferred Stock. If no shares of Preferred Stock have been issued before the Conversion Date, or if all preferred shares have been issued but have been converted to Common Stock, the option stock shall be shares of Common Stock having the same rights as shares of Common Stock last sold to investors prior to the conversion date. The fair market value of capital stock shall be determined in good faith by the Triton Board of Directors, subject to determination by appraisal in the event that LMC disagrees with this valuation. In the event that determination by appraisal is necessary, LMC and Triton shall mutually agree upon a qualified appraiser. The appraiser shall determine the fair market value of the capital stock using traditional methods of appraisal and will attribute relative value to the various classes of capital stock. Such determination by the appraiser shall be final. The Stock Option and the shares underlying the Stock Option shall be fully assignable by the holder thereof and its assignees, subject only to compliance by the holder with applicable securities laws.

5.       WARRANTIES.

         5.1 LMC warrants that it has the right to grant to Triton this license and the rights set forth herein. LMC further warrants that it is not aware of any third party claim that the Millimeter Wave MMIC Design Technology products licensed hereunder infringes the intellectual property rights held by such third party. LMC makes no further warranties either express or implied.

         5.2 Triton warrants to LMC that it has developed a business plan and commensurate resources that provide a reasonable basis for the commercial exploitation of Millimeter Wave MMIC Design Technology in accordance with the terms and intent of this Agreement. Triton makes no further warranties either express or implied.

         5.3 None of the information which may be transmitted or exchanged by the Parties shall constitute any representation, warranty, assurance, guarantee, or inducement by any Party to the other Party with respect to the validity of any patents or other intellectual property rights or non-infringement of patents or other intellectual property rights held by third parties.

6.       COMPLIANCE WITH LAWS AND REGULATIONS.

         6.1 Both parties shall comply with the applicable provisions of all federal, state, and local laws and ordinances and all lawful orders, rules, and regulations thereunder.

         6.2 Triton shall be responsible for obtaining all licenses and approvals and complying with all applicable laws, rules and regulations, including but not limited to, the regulations of the United States Department of Commerce relating to the export of its commercial products containing Millimeter Wave MMIC Design Technology. LMC will initially provide all Millimeter Wave MMIC Design Technology technical and background information needed to expedite the export licensing process.

7.       TERM AND TERMINATI0N.

         7.1 This Agreement may be terminated by either Party under the following conditions:

                  (a) After notice to either party due to a material breach in performance of any of the terms of this Agreement, which breach is not cured as provided for in Section 12.

                  (b) Immediately following notice in the event of the filing of petition in bankruptcy by or against either Party, its making an assignment for the benefit of its creditors or seeking protection under any law designed to protect debtors from creditor's claims.

If this Agreement is terminated then LMC shall permit Triton a wind down period in which Triton may continue to make and sell MEDs to meet any contractual obligations which Triton may have at the time of such termination, such wind down period not to exceed twelve (12) months after termination, provided that during such wind down period Triton continues to pay royalties according to the schedule set forth in Exhibit C.

8.       LIMITS OF AGREEMENT.

         8.1 Neither Party shall have the right to make commitments of any kind for or on behalf of the other Party without the prior written consent of the other Party.

         8.2 Triton and LMC are allowed to disclose to the general public the nature of the relationship that exists between LMC and Triton.

9. EXCUSABLE DELAYS. Neither Party hereto shall be in default by reason of any failure to perform in accordance with any terms herein, if such failure is due to conditions beyond the control of such Party, including but not limited to, acts of God or the public enemy, acts of government in either its sovereign or contractual capacity unless induced by such Party to do so, strikes, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotion's and the like.

10.      INTELLECTUAL PROPERTY.

         10.1 All Intellectual Property Rights for Millimeter Wave MMIC Design Technology at the time of execution of this Agreement are and shall continue to be the property of LMC and may be used by Triton only as provided in this Agreement and may not be assigned to any third party by Triton except as provided in section 2.5 or as authorized in writing by LMC.

         10.2 Subject to any third party restrictions on disclosure, the Parties agree that they shall meet at least semiannually during the term of this Agreement to disclose to one another and discuss any Improvements made related to Millimeter Wave MMIC Design

Technology that the developing party believes may be beneficially employed in the Millimeter Wave MMIC Design Technology products of the other party. In the event that a Party desires to obtain rights to an Improvement so disclosed, the Parties agree to negotiate in good faith the terms and conditions of a license pertaining to such Improvements.

11. LIMITATION OF LIABILITY. In no event shall LMC be liable for any special, indirect, incidental or consequential damages, whether in contract, in tort, or strict liability, caused by an act or omission of Triton, and Triton shall defend, indemnify and hold harmless LMC from and against any and all liability, injury, damage, claim or legal action resulting from any act or omission of Triton in the manufacture, use, sale or import of Triton products or systems incorporating Millimeter Wave MMIC Design Technology or trademarks.

12. EACH PARTY'S RIGHTS UPON BREACH BY THE OTHER PARTY. If one Party determines that the other Party has breached the Agreement, it shall promptly so notify the other in writing. The breaching Party shall then have thirty days to cure the breach.

13. NOTICES. All notices relating hereto shall be sent by certified mail or registered mail, return receipt requested with postage prepaid, in the USA mail, to LMC or Triton at its respective address shown below or at any later address of which written notice is given, and shall become effective when actually received.

                   For LMC:
                   Lockheed Martin Electronics and Missiles
                   Attention: R&T Contracts, Mail Point 090
                   5600 Sand Lake Road
                   Orlando, Fl 32819-8907

                   For Triton:
                   Triton Network Systems, Inc.
                   Attention: President
                   7547 Commerce Center Drive
                   Orlando, F1 32819

14. APPLICABLE LAW. The validity, performance and construction of this Agreement shall be governed by the laws of the State of Florida, USA, excluding its choice of law provisions. The parties agree that any disputes between them shall be resolved before a court of competent jurisdiction located in Orange County, Florida.

15. INCORPORATION OF EXHIBITS. All Exhibits to this Agreement shall be deemed incorporated herein by reference and made a part hereof.

16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties as to the subject matter hereof, and supersedes any and all prior oral or written understandings and agreements.

17. MODIFICATION. This agreement may be modified only by a written agreement signed by both Parties. In the event of conflict between the terms of the Agreement and any other contracts, documents and/or agreements relating to this effort, the terms of this Agreement shall control.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day, month and year of later signature hereto.


                                                 "LMC"

                                                 LOCKHEED MARTIN CORPORATION,
                                                 acting through its Electronics
                                                 and Missiles Operating Unit


                                                 By: /s/ James A. Borders
                                                 -------------------------------
                                                         James A. Borders
                                                         Director of Contracts
                                                         Electronics & Missiles

                                                 Date: June 12, 1997



                                                 "TRITON"

                                                 TRITON NETWORK SYSTEMS, INC.


                                                 By: /s/ Robert Francis
                                                 -------------------------------
                                                         Robert Francis
                                                         Chairman

                                                 Date: June 12, 1997

                            EXHIBIT LIST FOR LICENSE

                                   AGREEMENT


Exhibit A         Millimeter Wave MMIC Design Technology

Exhibit B         Product Specifications

Exhibit C         Royalty Schedule

               EXHIBIT A - MILLIMETER WAVE MMIC DESIGN TECHNOLOGY


         The following items constitute current or anticipated technology which will be utilized in the design of the MED:

1) MMW TRANSCEIVER FOR DIGITAL COMMUNICATIONS.

The object of this proprietary design is to obtain a MMW transceiver which provides at least 1 Watt CW of power over a frequency range of 38.6 to 40.0 GHz while operating as a continuous-duty, full-duplex transceiver. The design incorporates [*] LO/2 (1/2 Local Oscillator) [*] for [*] transmit and receive functions. This is accomplished by matching the [*]. The exciter section, of this design, uses [*], 50 MHz ultra-low-phase-noise oscillator [*] for [*]-duplex channels. The [*] LO/2 frequencies are generated from a [*] within this design. A [*] precise sampling frequency [*] is locked with the 50 MHz reference. The result of this design allows the two ends of the link to be [*]-locked thus obtaining Zero Frequency Error between MMW link and Datum carriers. A disclosure filing is planned for this design.

2) MMW MMIC CIRCUITS.

LME&M are currently evaluating MMIC circuits for both the prototype and production designs. It is probable that the prototype will primarily use non-proprietary circuitry. For improved performance, however, the final design may use proprietary circuitry using trade secrets developed by LME&M. Disclosures will be filed at the discretion of the parties.

[*] Confidential Treatment Requested

3) RADOME TECHNOLOGY.
There are 3 LMC patents that cover the following technologies that will be evaluated for use in the MED antenna/radome system:

The first patent covers an absorptive/transmissive structure which can be used to fabricate [*] without disrupting the electromagnetic waves generated by the antenna. [*] This technology maybe useful in minimizing EMI emissions from the MED (which will help meet FCC regulations) and to minimize outside EMI emissions from getting into the MED.

The second patent relates to a method for fabricating a substantially nonplanar substrate having a predetermined pattern. More particularly, the present invention relates to a method for fabricating a [*] surface on to a radome by ablating the [*] into a resist layer and removing [*] metallized layer or by ablating the [*] into a metallized layer. This patent also maybe used to fabricate radomes with band pass characteristics.

The third patent is an anti-ice radome having a [*] plurality of resistive heating elements. The [*] surface prevents the resistive heating elements from disturbing the electromagnetic waves generated by the antenna within the radome. Thus, ice formation on the radome can be prevented without sacrificing the transmission characteristics of the radome.

These technologies will be evaluated in conjunction with the design of the MED antenna/radome assemblies.

[*] Confidential Treatment Requested

                                   EXHIBIT B

                             PRODUCT SPECIFICATIONS

                         CANDIDATE PRODUCT SPECIFICATION
                              Wireless Coaxial Link
                                 April 17, 1997


Key Features:
         High-Power, (2 to 3 Watt) MMW Transmitter(1)
         Low Noise Receiver, (5dB Noise Figure)(2)
         Digital Modulation for accommodation of repeaters

Compliance (Goals):

         MMW Link Receivers and Signal
             Processors:                       US CFR Title 47, Part 15
         MMW Link Transmitters:                US CFR Title 47, Parts 21 and 101

FCC MMW Link Frequency pairs in accordance with US CFR Title 47, Part
101.147 (u)


                           Forward Path GHz           Reverse Path, GHz
1st Segment                Group A                    Group B
         Chan 1            38.60 to 38.65             39.30 to 39.35
         Chan 2            38.65 to 38.70             39.35 to 39.40
         Chan 3            38.70 to 38.75             39.40 to 39.45
         Chan 4            38.75 to 38.80             39.45 to 39.50
         Chan 5            38.80 to 38.85             39.50 to 39.55
         Chan 6            38.85 to 38.90             39.55 to 39.60
         Chan 7            38.90 to 38.95             39.60 to 39.65

2nd Segment
         Chan 8            38.95 to 39.00             39.65 to 39.70
         Chan 9            39.00 to 39.05             39.70 to 39.75
         Chan 10           39.05 to 39.10             39.75 to 39.80
         Chan 11           39.10 to 39.15             39.80 to 39.85
         Chan 12           39.15 to 39.20             39.85 to 39.90
         Chan 13           39.20 to 39.25             39.90 to 39.95
         Chan 14           39.25 to 39.30             39.95 to 40.00


Link Transmitter:
         Channel Spacing                              50 MHz
         Transmitter RF Output(1)                     2-3 Watts
         Maximum EIRP, 1-meter diameter antennas(3)   50 dBW
         Maximum Occupied Bandwidth                   40 MHz
         Modulation(4)                                DPSK

Link Receiver:
         Channel Spacing                              50 MHz
         Noise Figure(2)                              5 dB
         3 dB Bandwith                                40 MHz
         Input Dynamic Range                          -20 to -90 dBm




                                      21-1


Antenna Configuration:
         Number of Antennas/Site                      One 1-foot antenna std.,
                                                      Two 1-foot antennas or
                                                      other antennas as req'd
                                                      for special circumstances

Host/Controller-to-MMW RF Link Interfaces:
         Signal Interface Type                        Dedicated Coaxial Cable
         Signal Interface Definition                  Serial, Digital, Full-duplex
         Signal Serial Bite Rate(4)                   30.72 MHz + 1 PPM
                                                                -

         Control Interface Type                       Dedicated Differential Pair
         Control Interface Definition                 EIA RSS 485
         Control Interface Bit Rate                   14400 bit/second

         Precise Reference Output:
         Low Phase Noise RF Reference                 50.00 MHz +0.1 PPM
                                                                -
         System Clock Reference                       30.72 MHz +1PPM
                                                                -

Diagnostic & Management Interface:
         Controls                                     Channel Select
                                                      Tx/Rx Enable
                                                      RF parameter settings
                                                      Modem settings

         Built-in Test                                Power sources
                                                      Status of LRUs

Packaging:

         The MMW RF link group is packaged in an environmentally resistant outdoor case and will operate over an ambient temperature range of -30 to +55 degrees Celsius.

Primary Power:

         Standard operating voltage is 115 VAC or 230 VAC
         Power input is applied to both Host and Link groups.

         Notes:
         1: Rated Transmitter Power is measured at the transmitter module output WG interface with [*], and specifically not at the antenna flange when a [*] to accommodate a single antenna.

         2: Rated Receiver Noise Figure is measured at the receiver module output WG interface with either an antenna [*], and specifically not at the antenna flange when [*] to accommodate a single antenna.

         3: Maximum EIRP under FCC rules; CFR Title 47, Part 101.113 to 55 dBW

         4: As a goal, a data rate of more than > 45 Mbit/sec, and a corresponding modulation type will be evaluated for implementation.


[*] Confidential Treatment Requested

                                      21-2

                         CANDIDATE PRODUCT DESCRIPTION
                             WIRELESS COAXIAL LINK
                                 April 17, 1997

The Wireless Coaxial Link is a millimeter wave, full-duplex radio system that provides the equivalent of a coaxial link, between two points without wires.

The Wireless Coaxial Link operates over [*] full-duplex pair of [*] MMW channels which are defined in [*] segments [*].

The MMW RP Link side of the Wireless Coaxial Link provides Client Interfaces of high-speed signals via a coaxial cable and controls via a differential pair.

The extended air side of the Wireless Coaxial Link is packaged in an environmentally resistant outdoor case and will operate over an ambient temperature range or -30 to +55 degrees Celsius.

Standard operating voltage is 115 VAC or 230 VAC.

Antennas supporting each end of the Wireless Coaxial Link can be as small as 1 foot in diameter for short distances in rain-free locations or can be as large as 1 meter in diameter for more margin. The standard product features a single 1-foot diameter antenna. Dual 1-foot antennas or larger antennas are optional for special circumstances.

[*] Confidential Treatment Requested










                                      21-3

                          EXHIBIT C - ROYALTY SCHEDULE

         Triton shall provide royalty payments to LMC for a five-year period starting at the date of first sale or other disposition of an MED (the "first sale" date) based on a percentage of the MED gross sales price. As used herein, the "MED gross sales price" shall exclude discounts allowed, transportation charges assessed by third party carriers, insurance in transit, and applicable sales taxes, if any, incident to delivery of Triton products to the purchaser of such products.

         The amount of royalty payments will be computed according to the following schedule:


         Cumulative MED Gross Sales Level                               Royalty as Percent
            For Five Years (US Dollars)                               of Gross MED Sales Price
         --------------------------------                            ------------------------
            0.00 through 999,999.99                                             [*]
            1,000,000.00 through 5,999,999.99                                   [*]
            6,000,000.00 through 11,999,999.99                                  [*]
            12,000,000.00 and above                                             [*]

         Triton has the option at anytime prior to termination of the Agreement of having the license being deemed paid-up and so relieving it of any obligation to pay future royalties under the Agreement by paying LMC a lump sum payment of [*], the lump sum being in addition to any royalties due under the Agreement at the time Triton exercises the option.

         If the royalties paid under the above schedule in a royalty year between the first sale date and the first anniversary of the first sale date, or between successive anniversaries of

[*] Confidential Treatment Requested
the first sale date, are less than $25,000, then Triton shall make a payment to LMC within (30) days of the anniversary ending the royalty year equal to the difference between the royalties paid during the royalty year and $25,000.

































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